Exhibit 10.2

SIXTH ADDENDUM TO LEASE AGREEMENT

This Sixth Addendum to Lease Agreement is made this 9th day of May, 2013, by and between Can Company, LLC, a Maryland limited liability company (hereinafter the “Landlord”), and Millennial Media, Inc., a Delaware corporation (hereinafter the “Tenant”). In addition, joining as a party to this Sixth Addendum, as it relates to the portion of the Premises of 2,195 square feet described in greater detail below, is Canco Tenant, LLC.

Reference is made to the following:

Lease dated July 11th, 2008 for 16,057 square feet, 1st Addendum to Lease dated December 12th, 2011 for 4,222 square feet, 2nd Addendum to Lease dated January 30th, 2012 for 2,884 square feet and an additional 1,030 square feet, 3rd Addendum to Lease dated May 8th, 2012, 4th Addendum to Lease dated, June lst, 2012, for 940 square feet, and a Fifth Addendum to Lease Date December 28th, 2012. Each of the foregoing instruments have been entered into between Landlord and Tenant. In addition, reference is made to a Sub-Lease dated September 27th, 2010 between Tenant and Canco Tenant LLC for 2,195 square feet. All of the foregoing described seven (7) instruments are hereby collectively referred to as the “Lease” and are for the Premises and Property described in greater detail in the Lease and located in the development generally known as The Can Company and located on Boston Street in Baltimore, Maryland.

WHEREAS, Tenant executed the foregoing Lease with the Landlord; and

WHEREAS, the tenancies established under the Lease (and under each individual addenda and the Sub Lease) all terminate, as a result of the 5th Addendum, on March 31, 2015, and

WHEREAS, the 5th Addendum extended the Terms of certain portions of the Lease and provided for the co-terminus ending of the Lease for all Premises and in addition, gave the Tenant the right of first refusal to Lease certain premises in the Property to Tenant, as same became available, and

WHEREAS, certain of those premises for which Tenant had such a right of first refusal have in fact become available and the purpose of this 6th Addendum is to memorialize those premises which Tenant will be leasing (and the terms for same) and to confirm which premises Tenant is not exercising its right of first refusal; and

WHEREAS, the parties desire to memorialize the terms of the status of these matters in writing and this Sixth Addendum is being executed in connection therewith.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties do hereby agree as follows:

1.              A.  That Tenant shall hereby lease the “Bennex” space on the 4th Floor of the Signature Building containing approximately 1,542 square feet. This additional space shall be called the “Bennex Expansion Space”.

B.  That Tenant shall hereby Lease the “Prudential Space” located on “Level One” in the Can Company Building and consisting of approximately 1,220 square feet. This additional space shall be called the “Prudential Expansion Space”.

2.              A.  The Term for the Bennex Expansion Space shall commence on July 1st, 2013 and terminate on March 31, 2015 (the “Bennex New Term”). Landlord will deliver the Bennex Expansion Space to Tenant by July 1st, 2013.

B.  The Term for the Prudential Expansion Space shall commence on the date this Addendum is signed and terminate on March 31, 2015 (the “Prudential New Term” and collectively with the Bennex New Term, the “New Terms”). Landlord will deliver the Prudential Expansion Space concurrent with the signing of this Addendum.

3.              A.  (i)  The Rent Commencement Date for the Prudential Expansion Space shall be August 1st, 2013 and the Base Rent for the Prudential Expansion Space for the New Term shall be as follows:

New Term through 7/31/13:	Payment of utilities for the Prudential Expansion Space (no other Base Rent or Additional Rent)

8/1/13 through 9/30/13:	$22.52/square foot.

10/1/13 — 9/30/14:	$23.20/square foot

10/1/14 — 3/31/15:	$23.90/square foot

(ii)  The Rent Commencement Date for the Bennex Expansion Space shall be July lst, 2013 and the Base Rent for the Bennex Expansion Space for the New Term shall be as follows:

7/1/13 through 9/30/13:	$22.52/square foot.

10/1/13 — 9/30/14:	$23.20/square foot

10/1/14 — 3/31/15:	$23.90/square foot

B.  Upon the Rent Commencement Dates above, Tenant shall continue, during the New Terms, to pay all Additional Rent consistent with the terms of the Lease and based upon Tenant’s Proportionate Share. The purpose of this provision is to ensure that Tenant shall, in addition to Base Rent, pay Landlord Additional Rent in accordance with the Lease, based on Tenant’s Proportionate Share (as that term is defined in the Lease) for both the Bennex Expansion Space and the Prudential Expansion Space. For purposes of this 6th Addendum, the “Base Year” shall be 2009.

4.      Tenant affirmatively acknowledges that the “Marriage Equality” space consisting of approximately 3,620 square feet has become available for lease and that Landlord has offered this space to Tenant. Tenant affirmatively acknowledges that it has elected not to lease this particular 3,620 square feet and accordingly, Landlord will he leasing this space to another tenant.

5.                Tenant shall be responsible for all costs necessary to improve the Bennex Expansion Space and the Prudential Expansion Space being leased hereunder for Tenant’s use and occupancy, including, as necessary, any design fees. Landlord shall cooperate with Tenant and execute any reasonable applications or documents to obtain all required permits and/or approvals for the improvement of the Bennex Expansion Space and the Prudential Expansion Space, but all such permits and approval applications shall be at Tenant’s sole cost and expense.

6.                A.  The Landlord has completed the removal of partitions and the preparation of the shell space for the Prudential Space on May 1, 2013, and has delivered the keys to the Tenant. The Landlord has ordered a key pad entry system (Door Card 232 Series as previously submitted by Landlord and approved by Tenant), and will install the system promptly on receipt of the components. In the event that the Landlord has not installed the system by May 30th, Tenant may elect to cancel the system and be provided with an allowance of $3,000 if not satisfied with Landlord’s update on status of order.

B.  Landlord shall deliver the Bennex Expansion Space in as-is, broom clean condition by July 1, 2013. In the event Landlord fails to deliver the Bennex Expansion Space by July 1, 2013, Tenant shall be entitled to a day for day abatement of Base Rent for each day of delay in delivering the Bennex Expansion Space. In the event Landlord fails to deliver the Bennex Expansion Space by July 15th, 2013, Tenant shall also have the right to rescind its election to lease the Bennex Expansion Space (“two week termination option”), however, in the event that Tenant exercises it’s right to terminate the Lease of the Bennex Expansion Space pursuant to this section, Tenant shall lose it’s right of first refusal. If the Tenant does not elect to execute the two week termination option, and the Bennex expansion space is not delivered by July 31st, 2015, the Tenant may rescind its election to lease the Bennex space while retaining its right of first refusal to the space.

C.  Tenant shall in no event be responsible for any costs or expense associated with the vacation or relocation of the tenants in the Bennex Expansion Space or the Prudential Expansion Space.

7.                That all terms used in this Sixth Addendum and not otherwise defined shall have the meanings given unto them in the afore-referenced Lease.

8.                This Addendum to Lease Agreement is effective as of the date set forth above.

9.                Waiver of jury Trial. Landlord, The Can Company Tenant, LLC and Tenant, (collectively, the “Parties”) hereby waive trial by jury in any action or proceeding to which they or any of them may be a party arising out of or in any way related to this Addendum to Lease Agreement. It is understood that this waiver constitutes a waiver of trial by jury of all claims against all parties to such actions or proceedings. This waiver is knowingly, willingly, and voluntarily made by the Parties, and each party represents that no representations of fact or opinion have been made by any individual to induce this waiver of trial by jury or to in anyway modify or nullify its effect. The Parties acknowledge and agree that this provision is a specific and material aspect of this Addendum, The Parties each represent that it has been represented in the signing of this Addendum to Lease

Agreement and in the making of this waiver by independent legal counsel, and that it has had an opportunity to discuss this waiver with counsel.

10.             Except as otherwise modified herein, all of the terms, covenants and conditions of the afore-referenced Lease shall remain unchanged.

IN WITNESS WHEREOF, the parties hereto have placed their hands and seals hereto the day and year first above written.

LANDLORD:

THE CAN COMPANY, LLC
	By:	Canton Court, L.L.C., it’s managing member

	By:	Hudson Street Real Estate Development, LLP, Its managing member

	By:	Luzerne Ave, LLC, its managing partner

By:	/s/ Charles M. Eccles		(Seal)
	Name:	Charles M. Eccles
	Title	Authorized Person

TENANT:

MILLENNIAL MEDIA, INC.

	By:	/s/ Ho Shin	(SEAL)
		Name:	Ho Shin
		Title:	General Council

THIRD PARTY:

THE CANCO TENANT, LLC

	By:	/s/ Charles M. Eccles	(SEAL)
		Name:	Charles M. Eccles
		Title:	Authorized Person